As filed with the U.S. Securities and Exchange Commission on July 19, 2012

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LUCID, INC.

(Exact name of registrant as specified in its charter)

New York	16-1406957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

95 Methodist Hill Drive, Suite 500

Rochester, NY 14623

(Address of Principal Executive Offices)

LUCID, INC. YEAR 2000 STOCK OPTION PLAN

LUCID, INC. 2007 LONG-TERM INCENTIVE PLAN

LUCID, INC. 2010 LONG-TERM EQUITY INCENTIVE PLAN

(Full title of the plans)

L. Michael Hone

Chief Executive Officer

Lucid, Inc.

95 Methodist Hill Drive, Suite 500

Rochester, NY 14623

(Name and address of agent for service)

(585) 239-9800

(Telephone number, including area code, of agent for service)

Copies to:

Raymond C. Zemlin

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Telephone: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share (2010 Long-Term Equity Incentive Plan)	1,981,500	(2)	$8.30	(5)	$16,446,450	$1,884.76
Common stock, $0.01 par value per share (2007 Long-Term Incentive Plan)	865,000	(3)	$5.74	(6)	$4,965,100	$569.00
Common stock, $0.01 par value per share (Year 2000 Stock Option Plan)	342,774	(4)	$3.06	(7)	$1,048,888	$120.21
Total	3,189,274				$22,460,438	$2,573.97

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)                                  Represents shares of common stock available for future issuance under the 2010 Long-Term Equity Incentive Plan (the “2010 Plan”).

(3)                                  Represents shares of common stock issuable upon the exercise of outstanding options under the 2007 Long-Term Incentive Plan (the “2007 Plan”).

(4)                                  Represents shares of common stock issuable upon the exercise of outstanding options under the Year 2000 Stock Option Plan (the “2000 Plan”).

(5)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options granted under the 2010 Plan.

(6)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options granted under the 2007 Plan.

(7)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options granted under the 2000 Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards are granted, exercised or distributed under the above-named plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                       Plan Information. *

Item 2.                       Registrant Information and Employee Plan Annual Information.*

* The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference.

The following documents filed with the Commission by the registrant are incorporated by reference into this registration statement:

(a)                                  the registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on March 30, 2012, and as amended by Amendment No. 1 thereto on Form 10-K/A filed with the Commission on April 30, 2012;

(b)                                 the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the Commission on May 14, 2012;

(c)                                  the registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2012, January 17, 2012, February 3, 2012, April 5, 2012, May 4, 2012, May 11, 2012, July 11, 2012 and July 13, 2012; and

(d)                                 the description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A filed with the Commission on December 21, 2011 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.                       Description of Securities.

Not applicable.

Item 5.                       Interests of Named Experts and Counsel.

Not applicable.

Item 6.                       Indemnification of Directors and Officers.

The registrant’s officers and directors are indemnified pursuant to agreements registrant’s has entered into with them and as provided by the New York Business Corporation Law (“NYBCL”), by the registrant’s restated certificate of incorporation, and by our amended and restated bylaws.

The registrant has entered into indemnification agreements with each of the registrant’s officers and directors. Pursuant to these agreements, the registrant has agreed to indemnify each of the registrant’s officers and directors for liabilities arising out of any action or threatened action to which such officer or director is made a party by reason of the fact that he or she is or was an officer or director of the registrant, or served an affiliated entity in any capacity.

Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described above may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the stockholders.

In addition, the NYBCL permits the advancement of expenses to directors and officers relating to the defense of any proceeding upon receipt of his or her commitment to repay such amounts to the extent he or she is ultimately found not entitled to be indemnified.

The indemnification provisions contained in the NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s certification of incorporation or bylaws, or, when authorized by the corporation’s certificate of incorporation or bylaws, by any agreement, by any vote of shareholders or disinterested directors, or otherwise.

The registrant’s restated certificate of incorporation and amended and restated bylaws provide for indemnification of the registrant’s officers and directors to the fullest extent authorized by the NYBCL. In addition, as permitted by the charter documents, the registrant maintains directors’ and officers’ liability insurance under which the directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

The indemnification provision in the registrant’s restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between the registrant’s and each of the directors and officers may be sufficiently broad to permit indemnification of the directors and officers for liabilities arising under the Securities Act.

Item 7.                       Exemption from Registration Claimed.

Not applicable.

Item 8.                       Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.                       Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, this 19th day of July, 2012.

LUCID, INC.

By:	/s/ L. Michael Hone
L. Michael Hone
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Lucid, Inc., hereby severally constitute and appoint L. Michael Hone and Richard J. Pulsifer, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ L. Michael Hone	Chief Executive Officer and Director	July 19, 2012
L. Michael Hone	(Principal Executive Officer)

/s/ Richard J. Pulsifer	Chief Financial Officer	July 19, 2012
Richard J. Pulsifer	(Principal Financial and Accounting Officer)

/s/ William J. Shea	Director	July 19, 2012
William J. Shea

/s/ Brian Carty	Director	July 19, 2012
Brian Carty

/s/ Rocco Maggiotto	Director	July 19, 2012
Rocco Maggiotto

/s/ Ruben King-Shaw, Jr.	Director	July 19, 2012
Ruben King-Shaw, Jr.

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EXHIBIT INDEX

Exhibit No.		Description
4.1		Restated Certificate of Incorporation of the Registrant (1)
4.2		Certificate of Amendment to Certificate of Incorporation of the Registrant (2)
4.3		Amended and Restated Bylaws of the Registrant (3)
4.4		Specimen certificate evidencing shares of common stock (4)
4.5		2007 Long-Term Equity Incentive Plan (5)
4.6		2010 Long-Term Incentive Plan (6)
4.7		Year 2000 Stock Option Plan (7)
5.1	*	Opinion of Goodwin Procter LLP
23.1	*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page)

*                                         Filed herewith.

(1)   Filed as Exhibit 3.4 to the Registrant’s registration statement on Form S-1/A (File No. 333-173555), filed previously with the Commission on June 27, 2011 and incorporated by reference herein.

(2)   Filed as Exhibit 3.5 to the Registrant’s registration statement on Form S-1 (File No. 333-173555), filed previously with the Commission on December 13, 2011 and incorporated by reference herein.

(3)   Filed as Exhibit 3.3 to the Registrant’s registration statement on Form S-1 (File No. 333-173555), filed previously with the Commission on April 15, 2011 and incorporated by reference herein.

(4)   Filed as Exhibit 4.1 to the Registrant’s registration statement on Form S-1/A (File No. 333-173555), filed previously with the Commission on December 21, 2011 and incorporated by reference herein.

(5)   Filed as Exhibit 10.1 to the Registrant’s registration statement on Form S-1 (File No. 333-173555), filed previously with the Commission on April 15, 2011 and incorporated by reference herein.

(6)   Filed as Exhibit 10.2 to the Registrant’s registration statement on Form S-1 (File No. 333-173555), filed previously with the Commission on April 15, 2011 and incorporated by reference herein.

(7)   Filed as Exhibit 10.3 to the Registrant’s registration statement on Form S-1/A (File No. 333-173555), filed previously with the Commission on June 27, 2011 and incorporated by reference herein.

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